Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Tableau Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
August 9, 2017